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                                                            Exhibit 10.5(d)

                                 AMENDMENT NO. 1

                                       TO

                              CONSULTING AGREEMENT


     THIS AMENDMENT NO. 1 is made and entered into as of February 24, 2000, by and between I.T. Technology, Inc., a Delaware corporation (the "Company") and Mendel Mochkin, an individual ("Consultant") (the "Amendment") to the Consulting Agreement dated as of June 18, 1999 between the Company and Consultant (the "Agreement") .

     NOW, THEREFORE, in consideration of the mutual promises contained herein the parties hereto to amend the Agreement as follows:

     1. Definitions. Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meanings set forth in the Agreement.

     2. Paragraph 3(b) of the Agreement is hereby deleted in its entirety and shall be of no further force of effect in lieu thereof is replaced with the following:

          " (b) In addition to the foregoing issuance of shares of common stock of the Company, in the event that the Company's current interest in Stampville.Com, Inc. ("Stampville") of 50.1% is not reduced to less than 27.5% pursuant to the Company's agreement with Stampville as a result of its failure to invest at least $2,750,000 in Stampville and further so long as: (i) thereafter the Company owns no less than 10% of the outstanding common stock of Stampville and (ii) Consultant remains as a consultant to or employee of the Company or Stampville, Consultant shall receive from the
     Company:

               (i) the "Consultant's Percentage", as hereinafter defined, of the aggregate amount of "Dividends", as hereinafter defined, paid or distributed to the shareholders of Stampville during any fiscal year (the "Consultant Profit Share");

               (ii) the Consultant Profit Share shall only be payable to the Consultant in the event the Stampville makes a payment in cash or property (but not in stock of Stampville) to its shareholders in general as a dividend or distribution (the "Dividend"); in which case the Consultant Profit Share due for such year will be payable at the same time and in the same manner as the Dividend;







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               (iii) in the event no Dividend is paid to Stampville's
          shareholders during any year, Consultant's rights to any Consultant Profit Share for that year shall be null and void and shall not be added to or aggregated with any Consultant Profit Share paid in a subsequent year;

               (iv) in the event Consultant's employment with or consulting for the Company and Stampville terminates during any fiscal year, for any reason (the "Termination"), Consultant shall only be entitled to a Consultant Profit Share Payable thereafter during such fiscal year equal to the product of the full Consultant Profit Share for the period during such fiscal year for which the Dividend is payable (the "Dividend Period") multiplied by a fraction the numerator of which is the number of days during such Dividend Period prior to the Termination and the denominator of which is the full number of days in the Dividend Period;

               (v) in addition to the Consultant Profit Share, Consultant shall be entitled to receive from the Company the "Consultant's Pro-Rata Share", as hereinafter defined, of the proceeds actually received by the Stampville shareholders from a "Sale Transaction", as hereinafter defined. For the purposes hereof the "Consultant's Pro-Rata Share" shall be equal to the product of the total consideration distributed to the holders of common stock of Stampville in connection with such Sale Transaction multiplied by the product of the "Consultant's Percentage", as hereinafter defined, multiplied by a fraction the numerator of which is equal to the number of shares of Stampville common stock outstanding as of the date hereof or 100,000 shares and the denominator of which is equal to the number of shares of Stampville common stock outstanding immediately preceding the consummation of the Sale Transaction (excluding any shares that have been issued or retired as a result of stock splits or reverse stock splits);

               (vi) in the event of a Sale transaction where the shareholders of Stampville receive consideration other than cash, Consultant shall receive, at the Company's discretion, either such consideration or its value in cash;







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               (vii) for the purposes hereof a "Sale Transaction" shall be defined as a transaction or a series of related transactions pursuant to which: (aa) all or substantially all of the outstanding capital stock of Stampville is sold; or (bb) Stampville's merger with or into a another entity the result of which is that the holders of Stampville's outstanding capital stock immediately prior to the consummation of the transaction(s) do not own a majority of the capital stock in the surviving entity immediately following the transaction. Notwithstanding anything to the contrary contained elsewhere herein, no transaction shall be considered a Sale Transaction unless the definitive agreement with respect to such transaction is entered into during the term of Consultant's engagement as a consultant to or employee of the Company or Stampville or solely in the case of Consultant's involuntary termination without cause, within thirty (30) days after such termination;

               (viii) for the purposes of hereof, the Consultant's Percentage shall initially be one percent (1%)(the "Initial Percentage"); provided however, in the event Consultant has received of any prior payments of Consultant's Pro- Rata Share, the Consultant's Percentage shall, prior to any subsequent payment of a Consultant's Pro-Rata Share, be adjusted to reflect such payments, so that the Consultant's Percentage then in effect shall be equal to the product of the Initial Percentage multiplied by a fraction the numerator of which is the percentage of the Company's ownership of the Common Stock of Stampville immediately prior to the last Sale Transaction and the denominator of which is 50.1% (excluding the effects of prior stock splits, stock dividends, reverse stock splits and like transactions) ; and

               (vi) for the purposes of hereof, the determination by the Company of the Consultant Profit Share or the Consultant's Pro-Rata Share shall be final and binding on the Consultant. In addition, nothing contained herein shall require Stampville to declare of pay a Dividend during any year in which a Consultant Profit Share would thereupon become due; the determination as to whether or not Stampville shall declare or pay a Dividend shall remain within the sole discretion of Stampville's Board of Directors.







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     3. Paragraph 3(c) of the Agreement is hereby deleted to add at the end of the first line thereof the following:

                  " on compensation due under Paragraph 3(a)."

     4. Survival of Provisions. Except as specifically provided in this Amendment, all of the terms and conditions contained in the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and at the place first above written.



                                        I.T. TECHNOLOGY, INC.


                                        By:  /s/ HENRY HERZOG
                                            ----------------------------
                                        Its: President



                                        /s/ MENDEL MOCHKIN
                                        --------------------------------
                                        Mendel Mochkin










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